215 N. Pine St.
P. O. Box 3508
Spartanburg, SC  29304
 (864) 948-9001

April 30, 2009

Mr. Linwood Gill
Vice President
Federal Reserve Bank of Richmond
P.O. Box 27622
Richmond, VA 23261

Dear Mr. Gill:

Our subsidiary bank, First National Bank of the South, executed a consent order with its primary regulator, the OCC, on April 27, 2009.  Included in this consent order is an article that does not allow the bank to be classified as “well-capitalized,” regardless of its capital levels while the bank is subject to the terms of the order.  As a result, we understand that we are not in compliance with the requirements to maintain our status as a financial holding company.  Therefore, we are writing you this letter to decertify First National Bancshares as a financial holding company.

The nonbanking activities that we are involved in are limited to ownership of common securities of our three statutory trust subsidiaries, FNSC Capital Trust I, FNSC Statutory Trust II and FNSC Statutory Trust III.  It is our understanding that our participation in these Trusts is permissible for a bank holding company and that no changes to our role in these Trusts will be required as a result of our request to decertify.  We also understand that our ownership of other debt and equity securities is permissible as a bank holding company and that no changes to this ownership will be required.

Please do not hesitate to contact me should you require additional information with regard to our decertification request.  Please confirm your receipt of this request by signing this letter below and returning in the enclosed envelope.

Sincerely,

        /s/ Jerry L. Calvert_________
Jerry L. Calvert
President and Chief Executive Officer
First National Bancshares

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